Exhibit 5.1

Mark Migliaccio	Campbell Soup Company
Chief Counsel – Securities and Corporate Finance	1 Campbell Place
Camden, NJ 08103

856-342-6131 Phone
856-342-3936 Fax
mark_migliaccio@campbellsoup.com
March 16, 2018

Campbell Soup Company
Campbell Place
 Camden, New Jersey 08103-1799

Ladies and Gentlemen:

In my capacity as Chief Counsel – Securities and Corporate Finance of Campbell Soup Company, a New Jersey corporation (the "Company"), I am furnishing this opinion in connection with the offer and sale by the Company of $500,000,000 aggregate principal amount of its Floating Rate Notes due 2020 (the "2020 Floating Rate Notes"), $400,000,000 aggregate principal amount of its Floating Rate Notes due 2021 (the "2021 Floating Rate Notes"), $650,000,000 aggregate principal amount of its 3.30% Notes due 2021 (the "2021 Notes"), $1,200,000,000 aggregate principal amount of its 3.65% Notes due 2023 (the "2023 Notes"), $850,000,000 aggregate principal amount of its 3.95% Notes due 2025 (the "2025 Notes"), $1,000,000,000 aggregate principal amount of its 4.15% Notes due 2028 (the "2028 Notes") and $700,000,000 aggregate principal amount of its 4.80% Notes due 2048 (the "2048 Notes" and, together with the 2020 Floating Rate Notes, the 2021 Floating Rate Notes, the 2021 Notes, the 2023 Notes, the 2025 Notes and the 2028 Notes, the "Debt Securities")  issued pursuant to (i) that certain Underwriting Agreement dated March 12, 2018 (the "Agreement") by and among the Company and Credit Suisse Securities (USA) LLC, Barclays Capital Inc., Citigroup Global Markets Inc. and J.P. Morgan Securities LLC as representatives of the several underwriters named therein and (ii)  that certain Indenture dated as of March 19, 2015 (the "Indenture") by and between the Company and Wells Fargo Bank, National Association, as trustee, as supplemented and amended to the date hereof.

In so acting, I or other members of the legal department of the Company have examined originals or copies, certified or otherwise identified to my satisfaction, of the Agreement and the Indenture and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company as I or they have deemed relevant and necessary as a basis for the opinion hereinafter set forth.  I or they have also made such inquiries of such officers and representatives as I have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

March 16, 2018

In rendering this opinion, I have assumed, without inquiry, the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to the original documents of documents submitted to me as facsimile, electronic, certified or photostatic copies, and the authenticity of the originals of such copies.

As to any facts material to the opinions expressed herein that I have not independently established or verified, I have relied upon, and assumed the accuracy of, statements and representations of officers and other representatives of the Company and others.

Based on the foregoing, and subject to the qualifications, exceptions and assumptions stated herein, I am of the opinion that:

1. The Company is a corporation validly existing and in good standing under the laws of the State of New Jersey and has the corporate power and authority to issue the Debt Securities and to perform its obligations under the Debt Securities, the Indenture and the Agreement.

2. Each of the Indenture and the Agreement has been duly and validly authorized, executed and delivered by the Company.

3. The Company has duly authorized the issuance of the Debt Securities.

I am a member of the Bar of the Commonwealth of Pennsylvania and the Bar of the State of New York and hold a Limited License for In-House Counsel in the State of New Jersey. My opinions herein reflect only the application of applicable laws of the State of New Jersey. In rendering my opinions, I have not considered, and hereby disclaim any opinion as to, the application or impact of any laws, cases, decisions, rules or regulations of any other jurisdiction, court or administrative agency.

I consent to the use of this opinion as an exhibit to the Registration Statement of the Company on Form S-3 (Registration No. 333-219217) filed by the Company on July 10, 2017.  I also consent to any and all references to myself and this opinion in the prospectus which is part of said Registration Statement.  In giving this consent, I do not thereby admit that I am within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission promulgated thereunder.  This opinion letter is limited to the matters set forth herein, and no opinion may be inferred or implied beyond the matters expressly set forth herein.  This opinion letter is not a guaranty nor may one be inferred or implied.

Very truly yours,

/s/ Mark Migliaccio

 Mark Migliaccio